UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2014

RED MOUNTAIN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Texas	000-54444	27-1739487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2515 McKinney Avenue, Suite 900
Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (214) 871-0400 (Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Michael R. Uffman, our current Chief Financial Officer, is voluntarily resigning as Chief Financial Officer of Red Mountain Resources, Inc. (the “Company”), effective April 11, 2014, for personal reasons. Mr. Uffman’s decision to resign from the Company was not the result of any disagreement with the Company, the Board of Directors (the “Board”) of the Company, or the Company’s management on any matter relating to the Company’s operations, policies or practices.

Hilda D. Kouvelis, the Company’s principal accounting officer, will also serve as the Company’s principal financial officer, effective with the resignation of Mr. Uffman. Ms. Kouvelis will continue to report directly to the Chief Executive Officer, Mr. Alan W. Barksdale, and will maintain her current title of Chief Accounting Officer and Executive Vice President.

Ms. Kouvelis has served as our Chief Accounting Officer since February 2012 and was appointed Executive Vice President in July 2012. Ms. Kouvelis has more than 25 years of industry accounting and finance experience. From January 2005 until June 2011, she was employed with TransAtlantic Petroleum Ltd., an international oil and natural gas company engaged in the acquisition, exploration, development and production of oil and natural gas, serving as its Chief Financial Officer from January 2007 until April 2011 and as its Vice President from May 2007 to April 2011. She also served as its controller from January 2005 to January 2007. Prior to joining TransAtlantic Petroleum, Ms. Kouvelis served as Controller for Ascent Energy, Inc. from 2001 to 2004 and as Financial Controller for the international operations at the headquarters of PetroFina, S.A. in Brussels, Belgium from 1998 through 2000.

Ms. Kouvelis is not a party to any transaction described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2014

RED MOUNTAIN RESOURCES, INC.

	By:	/s/ Alan W. Barksdale
Alan W. Barksdale Chief Executive Officer

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